                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-42369

PROSPECTUS SUPPLEMENT DATED APRIL 28, 1998
(To Prospectus dated February 11, 1998, Prospectus Supplement dated March 2, 1998 and Prospectus Supplement dated April 1, 1998)

                      INTEGRATED PROCESS EQUIPMENT CORP.

                                 $115,000,000
         6-1/4% Convertible Subordinated Notes due September 15, 2004
                                      and
            Shares of Common Stock Issuable Upon Conversion Thereof

                            ----------------------


        This Prospectus Supplement together, with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

        The table captioned "Selling Securityholders" commencing on pages 28-29 of the Prospectus is hereby amended to reflect the following additions and changes.

                                                                                                  NUMBER OF SHARES OF
                                                                  PRINCIPAL AMOUNT OF NOTES    COMMON STOCK BENEFICIALLY
                                                                     BENEFICIALLY OWNED            OWNED AND OFFERED
            SELLING SECURITYHOLDER                                   AND OFFERED HEREBY              HEREBY (1)(2)
------------------------------------------------------------      -------------------------    -------------------------

Baird, Patrick & Co., Inc. ..................................               500,000                       12,820
Forest Alternative Strategies Fund II LP, Series B-3 ........               184,000                        4,717
Forest Global Convertible Fund Series B-1 ...................               100,000                        2,564
Forest Global Convertible Fund Series B-2 ...................                80,000                        2,051
Forest Global Convertible Fund Series B-3 ...................               100,000                        2,564
Forest Global Convertible Fund Series B-5 ...................               100,000                        2,564
Forest Greyhound ............................................               100,000                        2,564
Forest Performance Fund .....................................                76,000                        1,948
Fox Family Foundation 10/10/87 c/o Forest Management Corp. ..                60,000                        1,538
Fox Family Portfolio Partnership c/o Forest Management Corp..               200,000                        5,128
Hambrecht & Quist LLC .......................................               967,000                       24,794
Morgan Stanley Dean Witter ..................................             2,115,000                       54,230

(1)     Includes shares of Common Stock issuable upon conversion of the Notes.

(2) Assumes a conversion price of $39.00 per share, and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion." Accordingly the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.